Exhibit (t)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Christopher Zook and Isaiah Massey (with full power to each of them to act alone) as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statement on Form N-2 of CAZ GP Stakes Fund, including any and all pre-effective amendments and/or post-effective amendments or supplements thereto, and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Christopher Zook	Trustee, President and Chief Executive Officer (Principal Executive Officer)
Christopher Zook

/s/ Marcie McVeigh	Chief Financial Officer, Principal Accounting Officer, and Treasurer
Marcie McVeigh

/s/ Matthew Lindholm	Trustee
Matthew Lindholm

/s/ Frank Easterly	Trustee
Frank Easterly

/s/ Austin Adams	Trustee
Austin Adams

/s/ Richard Wilson	Trustee
Richard Wilson

Dated: August 27, 2025